Exhibit 99.1
Asana Names SaaS Industry Leader Andrew Lindsay to Board of Directors

SAN FRANCISCO, July 8, 2021 — Asana, Inc (NYSE: ASAN), a leading work management platform for teams, today announced the appointment of Andrew Lindsay to its Board of Directors.

“I’m thrilled to welcome Andrew to Asana’s Board of Directors as we accelerate our category leadership in redefining how individuals, teams and entire organizations achieve clarity to accomplish their most important work,” said Dustin Moskovitz, CEO, Asana. “Andrew’s deep experience in growth, execution strategy and partnerships for breakout companies like HubSpot is a powerful resource to us in our next phase of global growth. In addition to his impressive background, Andrew is an open and curious leader with a mission-focused mindset, making him a tremendous asset in the board room and beyond.”

Currently, Lindsay serves as HubSpot's Senior VP of Corporate Development and Business Development, and is responsible for the company's partnerships, platform ecosystem, acquisitions and investments. Prior to joining HubSpot, he served as Jawbone’s VP of Corporate Development. He was previously a consultant with McKinsey & Company, and a mergers and acquisitions investment banker with Merrill Lynch.

Lindsay received his JD and MBA from Harvard University, and holds a BS in Biology from Howard University, where he recently helped found their Center for Digital Business. Lindsay also chairs San Francisco’s TechSF workforce development group.

“Asana has a pivotal role to play in leading the SaaS ecosystem as organizations accelerate their digital transformations in the new era of distributed work,” said Lindsay. “Now more than ever, companies need the 3 C’s — content, communication and coordination — and Asana is well positioned to connect globally distributed teams with clarity. Beyond being a leader in work management, Dustin and the team are also pioneering what it means to be a mission-driven organization dedicated to inclusivity, thoughtfulness and transparency. I’m excited to contribute my values-aligned leadership and passion for helping companies achieve scale through strategic partnerships to Asana as it continues its upward enterprise trajectory.”

About Asana

Asana helps teams orchestrate their work, from small projects to strategic initiatives. Headquartered in San Francisco, CA, Asana has more than 100,000 paying customers and millions of free organizations across 190 countries. Global customers such as Amazon, Japan Airlines, Sky, and Under Armour rely on Asana to manage everything from company objectives to digital transformation to product launches and marketing campaigns. For more information, visit www.asana.com.

Contact

Erin Cheng
press@asana.com

Catherine Buan
IR@asana.com